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October 28, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlmen:

We have read the Experts Sections on page 89 of the Amendment No. 2 to the S-1 Registration Statement dated October 31, 1996, of Guitar Center Management Company, Inc. and are in agreement with the statements contained in the second paragraph therein.


                                /s/ ERNST & YOUNG LLP